Exhibit 10.7

ASSIGNMENT AND ASSUMPTION OF MINERAL AGREEMENT

This Assignment and Assumption of Mineral Agreement made and entered into as of this 31st day of March, 2010, by and between Russell B. Pace, Jr. (“Pace”), Future Gas Holdings, Ltd (“Assignor”), and Teen Glow Makeup, Inc., a corporation organized under the laws of the State of Nevada, (“Assignee”),

WITNESSETH:

WHEREAS, Pace and Assignor did enter into a Mineral Buy and Sell Agreement dated as of February 4, 2010, whereunder Assignor agrees to purchase all mineral rights except coal owned by Pace under certain real property located in Judith Basin County, Montana (hereinafter referred to as the “Mineral Agreement”), and

WHEREAS, Assignor desires to transfer and assign all of its rights and obligations under said Mineral Agreement to Assignee, and Assignee desires to acquire such rights and assume all obligations of the Assignor under said Mineral Agreement,

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	ASSIGNMENT AND ASSUMPTION

Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s rights, interests, obligations and liabilities under said Mineral Agreement. Assignee hereby accepts the above assignment, transfer and conveyance, and hereby agrees to assume, to abide by, to be responsible for and to perform, all obligations, covenants, representations, warranties and other commitments made by Assignor under all terms and conditions of said Mineral Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF BUYER

Assignee hereby makes the following representations and warranties to Pace which shall be deemed to be incorporated by reference as part of said Mineral Agreement and made a part thereof:

a.
Buyer was organized as a corporation under the laws of Nevada on August 7, 2007. A copy of its certificate of incorporation, and all amendments thereto, is attached hereto as Exhibit 3 and by reference made a part hereof. Buyer is qualified to do business in the following states: Nevada.

b.	A copy of the Buyer’s current Bylaws as amended is attached hereto as Exhibit 4 and by reference made a part hereof.
c.	A list of the names and addresses of the Buyer’s Directors and Officers is attached hereto as Exhibit 5 and by reference made a part hereof.
d.
Buyer is authorized to issue 75,000,000 shares of common stock and 0 shares of preferred stock. The total outstanding stock of Buyer consists of the following: 8,627,000 shares of common voting stock and 0 shares of preferred, if any. There is a total of 30 stockholders owning stock in the Buyer.

e.	There are no stock options, warrants or other stock rights outstanding except those set forth in Exhibit 6 attached hereto and by reference made a part hereof.
f.
Attached hereto as Exhibit 7 and by reference made a part hereof are true and correct copies of the financial statements of Buyer since its incorporation which represent the true and correct financial condition and transactions of Buyer for the respective period.

g.	Buyer is in good standing under the laws of Nevada and has the power to own its properties and to carry on its business as it is now being conducted.
h.	There are no liabilities and there is no indebtedness of Buyer which, in any way, would impair the right of Buyer to enter into this Mineral Agreement or to perform under it.

i.
There are no pending of threatened actions, suits, proceedings or investigations against or affecting Buyer, at law or in equity, before any federal, state or local court, board or other governmental or administrative agency, except as listed in Exhibit 8 attached hereto and by reference made a part hereof.

j.	Buyer is not in violation of any law, regulation or rule, or of any writ, judgment, injunction, order or decree of any court or government authority.
k.
Buyer has the requisite authority to execute, deliver and perform this Mineral Agreement and all other agreements or instruments to be executed by Buyer pursuant to this Mineral Agreement. This Mineral Agreement constitutes, and such other agreements and instruments will constitute, the legal, valid and binding obligation of Buyer which are or will be enforceable against Buyer in accordance with their respective terms.

l.	The execution, delivery and performance of the Mineral Agreement will not result in the violation of any statute, regulations, judgment, writ, injunction or decree of any court or other agency.
m.
The representations and warranties contained in this Paragraph 2 shall be true, on and as of the closing date, with the same force and effect as though made on and as of the closing date, and shall survive and remain in effect following the closing date.

3.	NOTICE TO BUYER
Pursuant to paragraph 14 of said Mineral Agreement, notices to Buyer should be addressed as follows:

16 Market Square Center
1400 16th Street,  Suite 400
Denver, CO 80202
Attn:  Johannes Petersen

4.	ACCEPTANCE OF ASSIGNMENT AND ASSUMPTION

Pace hereby agrees to and accepts this Assignment and Assumption of Mineral Agreement.

Executed as of this 31st day of March, 2010.

JBM Energy Company, LLC	Teen Glow Makeup, Inc.
A Delaware Limited Liability Company	A Nevada Corporation

By: /s/ Russell B. Pace, Jr.	By: /s/ Johannes Petersen
Russell B. Pace, Jr.	Johannes Petersen
Sole Manager	Director

Future Gas Holdings, Ltd
A Nevis Limited Liability Company

By: /s/ Roger Knox
Roger Knox
Director